EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-167170 on Form S-8 and Registration Statement No. 333-228979 on Form S-3 of our reports dated February 26, 2020, relating to the consolidated financial statements of The Wendy’s Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for leases and revenue), and the effectiveness of The Wendy’s Company and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Wendy’s Company for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP
Columbus, Ohio
February 26, 2020